As filed with the Securities and Exchange Commission on May 8, 2013

SEC File No. 000-53009

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CAM Group, Inc. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation or organization)	57-1021913 (I.R.S. Employer Identification No.)

151 Shengli Avenue North, Jixing Building, Shijiazhuang, Hebei Province, People’s Republic of China (Address of principal executive offices) Consulting Agreement (Full title of the plan)
Nevada Agency And Transfer Company: 50 West Liberty Street, Suite 880, Reno, NV 89501 (Name and address of agent for service)
(775) 322-0626 (Telephone number, including area code, of agent for service)

__________________________

Copies to:

Charles B. Pearlman, Esq.

Pearlman Schneider LLP

2200 Corporate Boulevard NW

Suite 210

Boca Raton, Florida 33341

Phone: (561) 362-9595

Fax:     (561) 362-9612

Email: Charlie@pslawgroup.net

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock $0.001 par value	220,000 Shares	$0.90 Per Share	$198,000	$27.00

(1)	This registration statement covers common stock issuable pursuant to a Consulting Agreement between the Registrant and R. Chris Cottone.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing the registration statement.

(1)

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission and the instructions to Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933.

The Company

CAM Group Inc. (the “Company”) has its principal executive offices at 151 Shengli Avenue North, Jixing Building, Shijiazhuang, Hebei Province, P. R. China. The Company’s telephone number is +86-0311-8696-4264.

Purpose

The Company will issue common stock to certain employees, officers, directors and consultants pursuant to consulting agreements and employment agreements, which have been approved by the Board of Directors of the Company. The agreements are intended to provide a method whereby the Company may be stimulated by the personal involvement of such employees, officers, directors and consultants in the Company's future prosperity, thereby advancing the interests of the Company and all of its shareholders. The consulting agreement has been filed as an exhibit to this registration statement.

Common Stock

The Board has authorized the issuance of 220,000 shares of the common stock to the consultant upon effectiveness of this registration statement.

The Consultant

The Consultant has agreed to provide his expertise and advice to the Company for the purposes set forth in the Consulting Agreement.

No Restrictions on Transfer

The employees, officers, directors and consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

Tax Treatment to the Recipients

The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The employees, officers, directors and consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the recipients will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the recipients receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The recipients are urged to consult each of their tax advisors on this matter. Further, if any recipient is an “affiliate,” Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

Tax Treatment to the Company

The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax deductible expense by the Company for federal income tax purposes in the taxable year of the Company during which the recipient recognizes income.

Restrictions on Resales

In the event that an affiliate of the Company acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called “profit,” as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the “purchase” of shares in connection with the “profit” computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any “profit” computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

(2)

 Item 2. Registrant Information and Employee Plan Annual Information.

A copy of any document or part thereof incorporated by reference in this registration statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: CAM Group, Inc., 151 Shengli Avenue North, Jixing Building, Shijiazhuang, Hebei Province, P. R. China, where its telephone number is +86-0311-8696-42645628.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(1)	Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Commission on April 3, 2012.
(2)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on May 3, 2012.
(3)	Amendment to Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed with the Commission on September 14, 2012.
(4)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed with the Commission on November 19, 2012.
(5)	Amendment to Current Report on Form 8-K/A filed with the Commission on December 3, 2012.
(6)	Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Commission on April 15, 2013.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6. Indemnification of Directors and Officers.

Under Nevada law, a corporation may indemnify its officers, directors, employees and agents under certain circumstances, including indemnification of such person against liability under the Securities Act of 1933.

In addition, Section 78.037 of the Nevada Revised Statutes and the Company's Articles of Incorporation and Bylaws provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as a director except for liability (a) for acts or omissions not in good faith which involve intentional misconduct, fraud or a knowing violation of law; or (b) for the payments of distribution in violation of Nevada Revised Statute 78.300.

The effect of these provisions may be to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suit on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (a) – (b) of the preceding paragraph.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1	Opinion of Pearlman Schneider LLP
10.1	Consulting Agreement with R. Chris Cottone
23.1	Consent of Anderson Bradshaw PLLC, Independent Registered Public Accounting Firm
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1)

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Nevada General Corporation Law, the Articles of Incorporation of the registrant, the Bylaws of the registrant, indemnification agreements entered into between the registrant and its officers and directors or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, duly authorized, in the city of Guangzhou province of Guangdong, People’s Republic of China, on May 6, 2013.

CAM Group, Inc.

By:	/s/ Kit Ka
Kit Ka
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kit Ka as her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

By:	/s/ Kit Ka	May 8, 2013
Kit Ka
Chief Executive Officer
By:	/s/ Cai Wei Heng	May 8, 2013
Cai Wei Heng
President
By:	/s/ Weixuan Luo	May 8, 2013
Weixuan Luo
Chief Financial Officer
By:	/s/ Chen Li Jun	May 8, 2013
Chen Li Jun
Chairman
By:	/s/ Peng Guo Jiang	May 8, 2013
Peng Guo Jiang
Director
By:	/s/ Zhang Zi Jin	May 8, 2013
Zhang Zi Jin
Director
By:	/s/ Enrique Marchese	May 8, 2013
Enrique Marchese
Director
By:	/s/ Fong Fung Yi	May 8, 2013
Fong Fung Yi
Director
(4)

Exhibit Index

Exhibit Number	Description

5.1	Opinion of Pearlman Schneider LLP
10.1	Consulting Agreement with R. Chris Cottone.
23.1	Consent of Anderson Bradshaw PLLC, Independent Registered Public Accounting Firm
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1)